Exhibit 99.1

Contact:	Barbara Brungess 610-727-7199 bbrungess@amerisourcebergen.com
AmerisourceBergen Reports $0.77 in Diluted EPS for the March Quarter
and Increases Guidance for Fiscal Year 2011
Company Increases Fiscal Year 2011 EPS Guidance Range to $2.41 to $2.49
VALLEY FORGE, PA, April 28, 2011 — AmerisourceBergen Corporation (NYSE:ABC) today reported that in its fiscal year 2011 second quarter, ended March 31, 2011, diluted earnings per share were $0.77, a 22 percent increase. Revenue in the quarter was $19.8 billion, up 2 percent. The Company also increased its expectations for fiscal year 2011 diluted earnings per share to a range of $2.41 to $2.49 from its previous range of $2.31 to $2.41. All the results are presented in accordance with U.S. generally accepted accounting principles (GAAP).
Fiscal Second Quarter Highlights
•	Revenue of $19.8 billion, up 2.4 percent.
•	Diluted earnings per share of $0.77, a 22.2 percent increase.
•	Gross margin of 3.48 percent, up 31 basis points.
•	Operating margin of 1.85 percent, up 24 basis points.
•	Cash Flow from Operations of $676 million.
Fiscal First Six Months Highlights
•	Revenue of $39.6 billion, up 2.6 percent.
•	Diluted earnings per share of $1.34, a 16.5 percent increase.
•	Gross margin of 3.20 percent, a 16 basis point increase.
•	Operating margin of 1.62 percent, a 14 basis point increase.
•	Cash Flow from Operations of $577 million.
“In the March quarter, we delivered outstanding performance on top of very strong performance last year,” said R. David Yost, AmerisourceBergen Chief Executive Officer. “During the quarter, we announced that I will retire from the Company on July 1, 2011, my 64th birthday, and that Steve Collis, currently President and Chief Operating Officer, will succeed me as CEO on that date. The transition is progressing smoothly, and I have the utmost confidence that with Steve’s leadership, AmerisourceBergen will take full advantage of the opportunities that lie ahead.”

“We are extremely pleased with our performance in the first half of our fiscal year,” said Collis. “Solid results in all of our business units, combined with better than expected contributions from specialty generics drove results ahead of expectations. Our disciplined working capital management has further strengthened our balance sheet, and we continue to have excellent financial flexibility. Our results continue to demonstrate the strength of our two growth drivers — generics and specialty pharmaceuticals.”
Results Highlights
•	Revenue: Revenue was $19.8 billion in the second quarter of fiscal 2011, a 2.4 percent increase over the same quarter in the previous fiscal year, driven by a 4 percent increase in AmerisourceBergen Drug Corporation (ABDC) revenue and offset by the expected decline in AmerisourceBergen Specialty Group (ABSG) revenue, which was down 2 percent. The growth in ABDC revenue was driven by market growth and the growth of certain of our large customers. The decline in ABSG revenue was primarily due to the previously disclosed September 2010 discontinuation of an $800 million annual revenue contract in its third party logistics business.
•	Gross Profit: Gross profit in the fiscal 2011 second quarter was $687.3 million, a 12.3 percent increase over the year-ago same period, with a larger than expected contribution from specialty generics driving the majority of the increase. In addition, growth in non-specialty generic revenue and increased contributions from fee-for-service agreements with manufacturers added to the increase. Gross profit as a percentage of revenue increased 31 basis points to 3.48 percent over the same period in the previous year. The LIFO charge in the fiscal 2011 second quarter was $13.5 million compared with a $10.7 million charge in the previous year’s second quarter.
•	Operating Expenses: For the second quarter of fiscal 2011, operating expenses were $322.1 million compared with $300.8 million in the prior fiscal year’s second quarter, a 7.1 percent increase. The increase in operating expenses was due to the expected increase in information technology costs, an increase in bad debt expense, and an increase in incentive compensation expense. Operating expenses as a percentage of revenue in the fiscal second quarter of 2011 were 1.63 percent, up 7 basis points from the same period in the previous fiscal year.
•	Operating Income: In the fiscal 2011 second quarter, operating income increased 17.4 percent to $365.2 million, due to the increase in gross profit. Operating income as a percentage of revenue increased 24 basis points to 1.85 percent in the period compared with the previous year’s second quarter.

•	Tax Rate: The effective tax rate for the second quarter of fiscal 2011 was 38.1 percent, compared to 37.9 percent in the previous fiscal year’s second quarter. We continue to expect our normalized effective tax rate to be approximately 38.4 percent.
•	Earnings Per Share: Diluted earnings per share were up 22.2 percent to $0.77 in the second quarter of fiscal 2011 compared to $0.63 in the previous fiscal year’s second quarter. Earnings per share growth exceeded the 18.4% growth in net income due to the reduction in diluted average shares outstanding.
•	Shares Outstanding: Diluted average shares outstanding for the second quarter of fiscal year 2011 were 279.8 million, down 7.4 million shares from the previous fiscal year’s second quarter due primarily to share repurchases, net of option exercises over the last twelve months.
Fiscal Year 2011 Expectations
“Looking ahead, the Company now expects diluted earnings per share in fiscal year 2011 to be in the range of $2.41 to $2.49,” said R. David Yost, AmerisourceBergen Chief Executive Officer. “The key assumptions supporting the diluted earnings per share range for fiscal year 2011 are: we continue to expect revenue growth of between 2 percent and 4 percent; we now expect operating margin expansion in the mid to high single digit basis points range; and free cash flow is now expected to be in the high end of the range of $625 million to $700 million, which includes capital expenditures now expected to be in the $175 million range. We have increased our share repurchase expectation for fiscal year 2011 to $598 million from the original expectation of $400 million for the year, subject to market conditions.”
Conference Call
The Company will host a conference call to discuss its results at 11:00 a.m. Eastern Daylight Time on April 28, 2011. Participating in the conference call will be: R. David Yost, Chief Executive Officer; Steven H. Collis, President and Chief Operating Officer; and Michael D. DiCandilo, Executive Vice President and Chief Financial Officer.

To access the live conference call via telephone:
Dial in: The dial-in number for the live call will be 210-234-0010. The access code for the call is ABC.
To access the live webcast:
Go to the Investor Relations page at http://www.amerisourcebergen.com.
A replay of the telephone call and webcast will be available from 2:30 p.m. April 28, 2011 until 11:59 p.m. May 5, 2011. The Webcast replay will be available for 30 days.
To access the replay via telephone:

Dial in:	800-468-0320 from within the U.S.
203-369-3285 from outside the U.S.
To access the archived webcast:
Go to the Quarterly Webcasts section on the Investor Relations page at http://www.amerisourcebergen.com.
About AmerisourceBergen
AmerisourceBergen is one of the world’s largest pharmaceutical services companies serving the United States, Canada and selected global markets. Servicing both healthcare providers and pharmaceutical manufacturers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation and pharmaceutical packaging to reimbursement and pharmaceutical consulting services. With $79 billion in annualized revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs approximately 10,000 people. AmerisourceBergen is ranked #24 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.
Forward-Looking Statements
Certain of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and change in circumstances. Among the factors that could cause actual results to differ materially from those projected, anticipated or implied are the following: changes in pharmaceutical market growth rates; the loss of one or more key customer or supplier relationships; changes in customer mix; customer delinquencies, defaults or insolvencies; supplier defaults or insolvencies; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other dispute with customers or suppliers; federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; qui tam litigation for alleged violations of fraud and abuse laws and regulations and/or any other laws and regulations governing the marketing, sale and purchase of pharmaceutical products or any related litigation, including shareholder derivative lawsuits; changes in federal and state legislation or regulatory action affecting pharmaceutical product pricing or reimbursement policies, including under Medicaid and Medicare; changes in regulatory or clinical medical guidelines and/or labeling for the pharmaceutical products we distribute, including certain anemia products; price inflation in branded pharmaceuticals and price deflation in generics; greater or less than anticipated benefit from launches of the generic versions of previously patented pharmaceutical products; significant breakdown or interruption of our information technology systems; our inability to continue to implement an enterprise resource planning (ERP) system to handle business and financial processes and transactions (including processes and transactions relating to our customers and suppliers) of AmerisourceBergen Drug Corporation operations and our corporate functions as intended without functional problems, unanticipated delays and/or cost overruns; success of integration, restructuring or systems initiatives; interest rate and foreign currency exchange rate fluctuations; economic, business, competitive and/or regulatory developments in Canada, the United Kingdom and elsewhere outside of the United States, including changes and/or potential changes in Canadian provincial legislation affecting pharmaceutical product pricing or service fees or regulatory action by provincial authorities in Canada to lower pharmaceutical product pricing and service fees; the impact of divestitures or the acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control; our inability to successfully complete any other transaction that we may wish to pursue from time to time; changes in tax legislation or adverse resolution of challenges to our tax positions; increased costs of maintaining, or reductions in our ability to maintain, adequate liquidity and financing sources; volatility and deterioration of the capital and credit markets; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting our business generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors) in the Company’s Annual Report on Form 10-K for the Fiscal Year Ended September 30, 2010 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act of 1934.
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AMERISOURCEBERGEN CORPORATION
FINANCIAL SUMMARY
(In thousands, except per share data)
(unaudited)

	Three		Three
	Months Ended		Months Ended
	March 31,	% of	March 31,	% of	%
	2011	Revenue	2010	Revenue	Change

Revenue	$19,760,257	100.00%	$19,300,627	100.00%	2.4%

Cost of goods sold	19,072,921		18,688,559		2.1%

Gross profit	687,336	3.48%	612,068	3.17%	12.3%

Operating expenses:
Distribution, selling and administrative	296,132	1.50%	279,491	1.45%	6.0%
Depreciation and amortization	25,955	0.13%	20,687	0.11%	25.5%
Facility consolidations, employee severance and other	—	—%	(37)	—%
Intangible asset impairments	—	—%	700	—%

Total operating expenses	322,087	1.63%	300,841	1.56%	7.1%

Operating income	365,249	1.85%	311,227	1.61%	17.4%

Other (income) loss	(142)	—%	268	—%

Interest expense, net	19,056	0.10%	19,279	0.10%	-1.2%

Income before income taxes	346,335	1.75%	291,680	1.51%	18.7%

Income taxes	131,954	0.67%	110,672	0.57%	19.2%

Net income	$214,381	1.08%	$181,008	0.94%	18.4%

Earnings per share:
Basic	$0.78		$0.64		21.9%
Diluted	$0.77		$0.63		22.2%

Weighted average common shares outstanding:
Basic	274,319		281,926
Diluted (1)	279,766		287,162

(1)	Includes the dilutive effect of stock options, restricted stock, and restricted stock units.

AMERISOURCEBERGEN CORPORATION
FINANCIAL SUMMARY
(In thousands, except per share data)
(unaudited)

	Six		Six
	Months Ended		Months Ended
	March 31,	% of	March 31,	% of	%
	2011	Revenue	2010	Revenue	Change

Revenue	$39,648,866	100.00%	$38,636,486	100.00%	2.6%

Cost of goods sold	38,381,298		37,461,048		2.5%

Gross profit	1,267,568	3.20%	1,175,438	3.04%	7.8%

Operating expenses:
Distribution, selling and administrative	574,165	1.45%	559,730	1.45%	2.6%
Depreciation and amortization	51,388	0.13%	41,484	0.11%	23.9%
Facility consolidations, employee severance and other	—	—%	(85)	—%
Intangible asset impairments	—	—%	700	—%

Total operating expenses	625,553	1.58%	601,829	1.56%	3.9%

Operating income	642,015	1.62%	573,609	1.48%	11.9%

Other (income) loss	(1,809)	—%	545	—%

Interest expense, net	38,200	0.10%	36,546	0.09%	4.5%

Income before income taxes	605,624	1.53%	536,518	1.39%	12.9%

Income taxes	230,743	0.58%	204,203	0.53%	13.0%

Net income	$374,881	0.95%	$332,315	0.86%	12.8%

Earnings per share:
Basic	$1.36		$1.17		16.2%
Diluted	$1.34		$1.15		16.5%

Weighted average common shares outstanding:
Basic	274,980		284,478
Diluted (1)	280,247		289,262

(1)	Includes the dilutive effect of stock options, restricted stock, and restricted stock units.

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31,	September 30,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$1,912,436	$1,658,182
Accounts receivable, net	3,802,240	3,827,484
Merchandise inventories	5,195,946	5,210,098
Prepaid expenses and other	45,624	52,586

Total current assets	10,956,246	10,748,350

Property and equipment, net	755,155	711,712
Other long-term assets	2,969,615	2,974,781

Total assets	$14,681,016	$14,434,843

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$8,909,481	$8,833,285
Current portion of long-term debt	278	422
Other current liabilities	1,040,413	1,072,637

Total current liabilities	9,950,172	9,906,344

Long-term debt, less current portion	1,342,581	1,343,158

Other long-term liabilities	255,233	231,044

Stockholders’ equity	3,133,030	2,954,297

Total liabilities and stockholders’ equity	$14,681,016	$14,434,843

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six	Six
	Months Ended	Months Ended
	March 31,	March 31,
	2011	2010

Operating Activities:
Net income	$374,881	$332,315
Adjustments to reconcile net income to net cash provided by operating activities	141,486	128,795
Changes in operating assets and liabilities	60,837	(114,717)

Net cash provided by operating activities	577,204	346,393

Investing Activities:
Capital expenditures	(93,773)	(88,037)
Other	—	134

Net cash used in investing activities	(93,773)	(87,903)

Financing Activities:
Net (repayments) borrowings	(1,905)	177,518
Purchases of common stock	(255,120)	(255,199)
Exercises of stock options	89,369	64,496
Cash dividends on common stock	(55,271)	(45,754)
Debt issuance costs and other	(6,250)	(9,047)

Net cash used in financing activities	(229,177)	(67,986)

Increase in cash and cash equivalents	254,254	190,504

Cash and cash equivalents at beginning of period	1,658,182	1,009,368

Cash and cash equivalents at end of period	$1,912,436	$1,199,872